EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 4, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Cornerstone Therapeutics Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Cornerstone Therapeutics Inc. on Forms S-8 (File No. 333-119409, effective September 30, 2004, File No. 333-125892, effective June 17, 2005, File No. 333-131037, effective January 13, 2006, File No. 333-133867, effective May 5, 2006, File No. 333-156293, effective December 19, 2008 and File No. 333-161326, effective August 13, 2009).
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
March 4, 2010